United States
          Securities and Exchange Commission
                Washington, D.C.  20549

                     Schedule 13G
       Under the Securities Exchange Act of 1934
                  (Amendment No. __)*


          MPW Industrial Services Group, Inc.
   ------------------------------------------------
                   (Name of Issuer)


            Common Stock, without par value
        ---------------------------------------
            (Title of Class of Securities)


                       553444100
        ---------------------------------------
                    (CUSIP Number)


                   December 26, 2000
        ---------------------------------------
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing in this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                     Schedule 13G

CUSIP No. 553444100

1.   NAME OF REPORTING PERSON.
          Walter H. Morris
     S.S. or IRS IDENTIFICATION NO. OF ABOVE PERSON.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

          (a)  [ ]
          (b)  [ ]

3.   SEC USE ONLY.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION.
          USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER.
          800,000
6.   SHARED VOTING POWER.
          N/A
7.   SOLE DISPOSITIVE POWER.
          800,000
8.   SHARED DISPOSITIVE POWER.
          N/A
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          800,000
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.
          N/A
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).
          7.3%
12   TYPE OF REPORTING PERSON.
          IN

                     Schedule 13G

CUSIP No. 553444100

ITEM 1(a). NAME OF ISSUER
     MPW Industrial Services Group, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
     9711 Lancaster Road, S.E.
     Hebron, Ohio  43025

ITEM 2(a). NAME OF PERSON FILING
     Walter H. Morris

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 3610 W. River Ridge Court
     Mequon, Wisconsin  53092

ITEM 2(c). CITIZENSHIP
     U.S.A.

ITEM 2(d). TITLE OR CLASS OF SECURITIES
     Common Stock, without par value

ITEM 2(e). CUSIP NUMBER
     553444100

ITEM 3.
     N/A

ITEM 4.    OWNERSHIP
     (a)  Amount Beneficially Owned:  800,000
     (b)  Percent of Class:   7.3%
     (c)  Number of Shares as to which such person has:
          (i)    sole power to vote or direct the vote:  800,000
          (ii)   shared power to vote or direct the vote:  N/A
          (iii)  sole power to dispose or to direct the
                 disposition of:  800,000
          (iv) shared power to dispose or to direct the disposition of: N/A

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY.
          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          N/A

ITEM 10.  CERTIFICATION
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated as of the 13th day of February, 2001.


                              /s/ Walter H. Morris
                              --------------------------
                              Walter H. Morris